EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 18, 2005, except for Note 18, as to which the date is March 25, 2005, accompanying the consolidated financial statements and schedule included in the Annual Report of Opinion Research Corporation on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of Opinion Research Corporation on Forms S-8 (File No. 333-63485, effective September 16, 1998; File No. 333-45412, effective September 8, 2000; File No. 333-45412, Post-Effective Amendment effective April 6, 2001; File No. 333-46530, effective September 25, 2000; File No. 333-64630, effective July 5, 2001; File No. 333-74482, effective December 4, 2001).

/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
March 25, 2005